UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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ING INVESTORS TRUST
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ING GROWTH AND INCOME PORTFOLIO II

QUESTIONS & ANSWERS

Although we recommend that you read the entire Proxy Statement/Prospectus, we have provided for your convenience a brief overview of the proposals to be voted on.

Q:                                  Why is a shareholder meeting being held?

A:                                   The Board of Trustees (the “Board”) has called a special meeting of shareholders (the “Special Meeting”) of ING Growth and Income Portfolio II (“Growth and Income Portfolio II”), which is scheduled for 10:00 a.m., Local time, on July 21, 2009, at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034. At the Special Meeting, shareholders of Growth and Income Portfolio II will be asked to vote on: (1) the proposed reorganization (the “Reorganization”) of Growth and Income Portfolio II with and into ING Growth and Income Portfolio (“Growth and Income Portfolio” and together with Growth and Income Portfolio II, each a “Portfolio” and collectively, the “Portfolios”); and (2) an investment sub-advisory agreement appointing ING Investment Management Co. (“ING IM”), as the investment sub-adviser to Growth and Income Portfolio II (the “ING IM Sub-Advisory Agreement”).

Q:                                  Why is the Reorganization being recommended?

A:                                   The Reorganization is one of several reorganizations that have taken place among various ING Funds.  The ING Fund complex has grown in recent years through the addition of many funds.  Management of the ING Funds has proposed the consolidation of several of the ING Funds that they believe have similar or compatible investment strategies.  The reorganizations are designed to reduce the substantial overlap in funds offered in the ING Funds complex, thereby eliminating inefficiencies and potential confusion about overlapping funds.  Growth and Income Portfolio II’s investment adviser, Directed Services LLC (“DSL”), also believes that the reorganizations may benefit portfolio shareholders by resulting in surviving portfolios with a greater asset base.  This is expected to provide greater investment opportunities for each surviving portfolio and the potential to take larger portfolio positions.

Q:                                  Why is the ING IM Sub-Advisory Agreement being recommended?

A:                                   The ING IM Sub-Advisory Agreement is being proposed so that ING IM can continue serving as the sub-adviser to Growth and Income Portfolio II until the consummation of the Reorganization.

Q:                                  What are some similarities and differences between Growth and Income Portfolio II and Growth and Income Portfolio?

A:

•                  Currently, both Growth and Income Portfolio II and Growth and Income Portfolio have identical investment objective and principal investment strategies and are managed by the same sub-adviser, ING IM;

•                  DSL is the adviser to Growth and Income Portfolio II, while ING Investments, LLC (“ING Investments”) is the adviser to Growth and Income Portfolio;

•                  Growth and Income Portfolio is the larger Portfolio with $1.73 billion in net assets, compared to $132.6 million in net assets for Growth and Income Portfolio II, as of March 31, 2009;

•                  Both the gross and net expense ratios for all classes of the disappearing Growth and Income Portfolio II are expected to decrease as a result of the Reorganization; and

•                  Each Portfolio is distributed by ING Funds Distributor, LLC (“IFD”).

Q:                                  How do the management fees and other expenses of Growth and Income Portfolio II and Growth and Income Portfolio compare and what are they estimated to be after the Reorganization?

A:                                   The gross and net operating expenses before and after the Reorganization, expressed as an annual percentage of the average daily net asset value per share for shares of each Portfolio are shown in the following table.  For detailed information about the Portfolios’ expenses, including each Portfolio’s management fees and distribution (12b-1) and shareholder servicing fees, please see the section titled “Expense Tables” and the table titled “Annual Portfolio Operating Expenses” on pages 22-23 of the Proxy Statement/Prospectus.

Gross Expenses Before the Reorganization:

	ADV Class	Class I	Class S	Class S2
Growth and Income Portfolio II	1.49%	0.74%	0.99%	1.24%

Growth and Income Portfolio	1.10%	0.60%	0.85%	1.10%

Net Expenses Before the Reorganization (After Fee Waiver)

	ADV Class	Class I	Class S	Class S2
Growth and Income Portfolio II(1)(2)	1.34%	0.74%	0.99%	1.14%

Growth and Income Portfolio(1)	1.10%	0.60%	0.85%	1.00%

After the Reorganization: Growth and Income Portfolio Pro Forma

	ADV Class	Class I	Class S	Class S2
Gross estimated expenses	1.10%	0.60%	0.85%	1.10%
Net estimated expenses(1)	1.10%	0.60%	0.85%	1.00%

(1)     IFD has contractually agreed to waive a portion of the distribution fee (0.15% for the ADV Class shares of Growth and Income Portfolio II and 0.10% for the Class S2 shares of both Portfolios) so that the actual fee paid by the applicable ADV Class and Class S2 shares, is an annual rate of 0.35% and 0.15%, respectively.  Absent the waiver, the distribution fee is 0.50% for ADV Class shares of Growth and Income Portfolio II and 0.25% for Class S2 shares of both Portfolios.  The waiver will continue through at least May 1, 2010.  There is no guarantee that this waiver will continue after this date.

(2)     Effective December 1, 2008, DSL entered into a written expense limitation agreement with Growth and Income Portfolio II, under which it will limit expenses of the Portfolio, excluding interest, taxes, brokerage commissions, extraordinary expenses and acquired fund fees and expenses. The expense limits will continue until the conclusion of the Special Meeting or any adjournment(s) or postponement(s) thereof. Pursuant to this expense limitation agreement, the expense limits for Growth and Income Portfolio II are 1.20%, 0.60%, 0.85% and 1.00% for ADV Class, Class I, Class S and Class S2 shares, respectively.

Q:                                  How will the Reorganization be effected?

A:                                   Subject to shareholder approval, the Reorganization Agreement provides for:

•                  the transfer of all of the assets of Growth and Income Portfolio II to Growth and Income Portfolio in exchange for shares of beneficial interest of Growth and Income Portfolio;

•                  the assumption by Growth and Income Portfolio of the liabilities of Growth and Income Portfolio II known as of the Closing Date (as described below);

•                  the distribution of shares of Growth and Income Portfolio to the shareholders of Growth and Income Portfolio II; and

•                  the complete liquidation of Growth and Income Portfolio II.

As a result of the Reorganization, each owner of ADV Class, Class I, Class S and Class S2 shares of Growth and Income Portfolio II would become a shareholder of the corresponding share class of Growth and Income Portfolio.  The Reorganization is expected to be effective on August 8, 2009, or such other date as the parties may agree (the “Closing Date”).

Shares of Growth and Income Portfolio would be distributed to shareholders of Growth and Income Portfolio II so that each shareholder would receive a number of full and fractional shares of Growth and Income Portfolio equal to the aggregate value of shares of Growth and Income Portfolio II held by such shareholder.

Each shareholder will hold, immediately after the Closing Date, shares of Growth and Income Portfolio having an aggregate value equal to the aggregate value of the shares of Growth and Income Portfolio II held by that shareholder as of the close of business on the Closing Date.

Q:                                  Who will bear the costs of the Reorganization?

A:                                   The expenses relating to the Reorganization will be borne by DSL or an affiliate of DSL.  The expenses of the Reorganization shall include, but not be limited to, the costs associated with the preparation of any necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses of the Reorganization do not include the transaction costs of the portfolio transitioning, which are ultimately borne by Portfolio shareholders.

Q:                                  What are the tax consequences of the proposed Reorganization?

A:                                   The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:                                  Who is eligible to vote at the special meeting?

A:                                   Only shareholders of Growth and Income Portfolio II at the close of business on May 1, 2009 (the “Record Date”), will be entitled to be present and give voting instructions for Growth and Income Portfolio II at the Special Meeting with respect to their shares owned as of that Record Date.

Q:                                  How does the Board suggest that I vote?

A:                                   After careful consideration, the Board of Growth and Income Portfolio II approved the Reorganization and the ING IM Sub-Advisory Agreement.  The Board recommends that you vote “FOR” these proposals.

Q:                                  What happens if shareholders do not approve the Proposals?

A:                                   If the ING IM Sub-Advisory Agreement is not approved, but the Reorganization Agreement is approved, ING IM will serve as the interim sub-adviser to Growth and Income Portfolio II subject to the terms of the interim sub-advisory agreement (the “Interim Agreement”), until

September 27, 2009.  If the Reorganization is not consummated prior to the expiration of the Interim Agreement, ING IM will not be able to continue serving as the sub-adviser, and the Board would consider various options including the appointment of a new sub-adviser in accordance with applicable law.

If the ING IM Sub-Advisory Agreement is approved, but the Reorganization Agreement is not, ING IM will continue to provide sub-advisory services to Growth and Income Portfolio II and the Board will determine what action, if any, should be taken.

If neither proposal is approved, the Board will consider various options with respect to Growth and Income Portfolio II, in accordance with applicable law.

Q:                                  How do I vote my proxy?

A:                                   If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.

Q:                                  Whom do I contact for further information?

A:                                   Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.